EXECUTION VERSION CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED. AMENDMENT NO. 1 TO THE PURCHASE AGREEMENT This Amendment No. 1, dated as of June 1 2021 (this “Amendment”), to the Share Purchase Agreement, dated as of November 15, 2020 (as amended, modified or supplemented from time to time in accordance with its terms, the “Purchase Agreement”), by and between Banco Bilbao Vizcaya Argentaria, S.A., a sociedad anónima organized under the laws of the Kingdom of Spain (“Seller”) and The PNC Financial Services Group, Inc., a corporation organized under the laws of Pennsylvania (“Purchaser”). WHEREAS, in accordance with Section 8.2 of the Purchase Agreement, the parties hereto wish to amend the Purchase Agreement as set forth below. NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows: 1. Defined Terms. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement. 2. Amendments. The parties acknowledge and agree that: (a) Notwithstanding Section 2.2(a)(i) of the Purchase Agreement, pursuant to Section 2.2(a)(ii) of the Purchase Agreement, the Closing shall occur on June 1, 2021, so long as the conditions set forth in Article VI of the Purchase Agreement (other than those conditions that by their nature are to be satisfied at the Closing but subject to the fulfillment or waiver of those conditions) have been satisfied or waived in accordance with the Purchase Agreement. (b) The “Purchase Price,” as calculated pursuant to Section 2.2(c)(i) of the Purchase Agreement, shall be for all purposes of the Purchase Agreement reduced by (i) $5,798,901 to reflect the estimated severance costs (including 60-days’ base salary or wages) to be incurred by Purchaser or its Affiliates in connection with the employment and termination of employment of the Transferring BSI Associated Persons (as defined below) that are set forth on a displacement schedule attached as Schedule 2A hereto (the “Displacement Schedule”), (ii) $2,791,264 to reflect Seller’s retention of the Company’s interest in R3 Holdco, LLC, a limited liability company Exhibit 2.1.2

2 organized under the laws of Delaware (“R3”), as described in more detail in Section 2(d) below, and (iii) $11,940,000 to reflect the October 2020 capital infusion made by the Company to PV. (c) The Purchase Agreement is hereby amended such that the current Section 5.5 shall be Section 5.5(a) and the following shall be Section 5.5(b): (b) In addition to Section 5.5(a), the following provisions shall apply to any Personal Information that (x) is Confidential Information, (y) is not and has not become generally available to the public other than as a result of a breach of this Section 5.5 or the Confidentiality Agreement and (z) has not become known to the Receiving Party on a non-confidential basis from a source who to the Knowledge of such Receiving Party is not breaching any contractual, legal or fiduciary obligation by making such disclosure (in the case of information relating to the Company or the Company Subsidiaries, this clause (z) shall apply only to the extent that the Seller comes to know such information after the Closing Date) (such information, “Confidential Personal Information”), belonging to the Purchaser (or the Company and its Subsidiaries) (including, without limitation, regarding their current, former or prospective clients, end users, vendors or employees), on the one hand, or Sellers and its Affiliates (other than the Company and its Subsidiaries) (including, without limitation, regarding their current, former or prospective clients, end users, vendors or employees), on the other hand, where such Confidential Personal Information continues to be held by the other party following the Closing, in each case, except pursuant to a Government Order, as required in any Action, or as otherwise required by applicable Law or administrative process (in which case the Receiving Party shall provide the Disclosing Party prompt notice thereof to the extent legally permissible and practical and shall cooperate with the Disclosing Party so that the Disclosing Party may seek a protective order or other appropriate remedy): (i) Each party shall maintain commercially reasonable administrative, technical and physical safeguards for all Confidential Personal Information of the other party that is disclosed to, accessed or obtained by such party in connection with the Purchase Agreement, consistent with such party’s past practice, designed to (a) restrict the use and disclosure of such Confidential Personal Information as required by Privacy Laws or other applicable Law, (b) ensure the security and confidentiality of such Confidential Personal Information, (c) protect against any anticipated threats or hazards to the security or integrity of such Confidential Personal Information and (d) protect against unauthorized access to or use of such Confidential Personal Information; (ii) If a party becomes aware of any actual security breach that compromises any Confidential Personal Information of the other party (including but not limited to physical trespass of a secure facility, computing systems intrusion/hacking, loss/theft of a computer or personal computer, loss/theft of printed material, etc.) (collectively, a “Security Breach”), to the extent permitted by Privacy Laws and other

3 applicable Law, such party will promptly notify the other party of such Security Breach and will take reasonable actions to investigate and remediate the Security Breach; (iii) Each party shall not use, and shall cause its Affiliates not to use, such Confidential Personal Information of the other party in connection with the conduct of its or its Affiliates’ businesses or for any purpose, except as required for financial or tax reporting or by Privacy Laws or other applicable Law or as necessary to fulfil its obligations under the Transaction Documents or enforce its or its Affiliates’ rights and remedies under this Agreement or the other Transaction Documents; (iv) The terms of this Section 5.5(b) shall continue to apply to a party for so long as it continues to hold Confidential Personal Information of the other party addressed in this Section 5.5(b), notwithstanding the two (2)-year time period included in Section 5.5(a). (d) Section 5.1(c) of the Purchase Agreement is hereby amended and restated as follows: (i) At or prior to Closing, to the extent that any books and records of the Company and the Company Subsidiaries are in the possession of Seller or any of its Affiliates (other than the Company and the Company Subsidiaries) and not also in the possession of the Company or the Company Subsidiaries, Seller shall, and shall cause its Affiliates to, use reasonable best efforts to effect the physical and/or electronic transfer of such books and records to the Company; provided that if any such books and records are not transferred to the Company on or prior to the Closing, (i) Seller and its Affiliates shall continue to use reasonable best efforts to transfer such books and records to the Company following the Closing, (ii) Seller’s and its Affiliates’ retention of any such books and records shall be subject to Seller’s and its Affiliates’ existing record retention policies and Seller and its Affiliates shall be under no obligation to retain such books and records to any extent or in any manner that is not required by such policies, and (iii) to the extent any such books and records contain material that does not pertain or relate to the assets, liabilities, properties, business, conduct, personnel and/or operations of the Company or its Subsidiaries, such material may be redacted from such books and records. (e) Section 5.1 of the Purchase Agreement is hereby amended such that the following shall be a new Section 5.1(d): (i) Following the Closing, to the extent that any books and records of the Seller, the Carve-Out Entities or any of Seller’s

4 Affiliates are in the possession of the Company or any of the Company Subsidiaries and not also in the possession of the Seller, the Carve-Out Entities or any of Seller’s Affiliates, then Seller may request the physical and/or electronic transfer of such books and records to the Seller and upon such request, Purchaser shall, and shall cause the Company and the Company’s Subsidiaries to, use reasonable best efforts to effect the physical and/or electronic transfer of such books and records which are requested to the Seller; provided that (i) Purchaser’s retention of any such books and records shall be subject to Purchaser’s existing record retention policies and Purchaser shall be under no obligation to retain such books and records to any extent or in any manner that is not required by such policies, and (ii) to the extent any such books and records contain material that does not pertain or relate to the assets, liabilities, properties, business, conduct, personnel and/or operations of the Seller, the Carve-Out Entities or Seller’s Affiliates, such material may be redacted from such books and records. (ii) Notwithstanding the foregoing, the parties acknowledge and agree that (i) Purchaser is scheduled to complete the conversion of the Bank’s systems (the “Bank Systems”) to those of PNC Bank, National Association (the “PNC Systems”) on the weekend of October 8, 2021; (ii) From and after October 8, 2021, Purchaser shall not have operational access to any of the Bank Systems identified under or otherwise required to support the services under the Reverse Transition Services Agreement; provided, however, that Purchaser shall have operational access to the specified systems related to BSI outlined in the Reverse Transition Services Agreement (the “BSI Systems”) through November 30, 2021; (iii) Purchaser will respond to data requests pursuant to Section 5.1(d)(i) above for so long as such data is retained under Purchaser’s record retention policies; provided, however, that data on the Bank Systems not converted to the PNC Systems will not be available after November 30, 2021 and data on the BSI Systems not converted to PNC Systems will not be available after the date that is the later of (x) sixty (60) days from the date on which the non-U.S. retail brokerage accounts of BSI undergo deconversion and (y) December 31, 2021 (the “BSI Records Retention Date”); and (iv) Purchaser will use reasonable best efforts to give Seller reasonable advance written notice of any data not scheduled to be converted onto the PNC Systems, after which Seller may elect, at its cost, to convert such data prior to (A) November 30, 2021, with respect to data from the Bank Systems, and (B) the BSI Records Retention Date, with respect to data from the BSI Systems. (f) Notwithstanding Section 5.12 of the Purchase Agreement, (i) the derivative instruments (including any related transaction confirmations) set forth on Schedule 1A attached hereto and (ii) the Contracts listed in Schedule 1B attached hereto, shall survive the Closing and shall be treated as if they had been set forth on

5 Section 5.12 of the Seller Disclosure Schedule as of the date of the Purchase Agreement; (g) Prior to the Closing, the Company shall transfer the total amount of equity units of R3 it holds, currently 13,333.333 Class A Tranche 1 units, representing 0.87% of R3’s total equity, to the Seller (or its designee) in exchange for the adjustment to the Purchase Price set forth in Section 2(b) above; (h) The following definition shall be added to the Purchase Agreement in appropriate alphabetical order: “Confidential Personal Information” has the meaning set forth in Section 5.5(b). “R3 Transfer” means the Transfer by the Company to the Seller or one of its Affiliates (as may be designated by Seller), of the total amount of equity units of R3 Holdco LLC, a Delaware limited liability company (“R3”) held by it, which Transfer, for the avoidance of doubt, shall be effectuated through a distribution of such equity units from the Company to the Seller or its designee, which distribution shall be recorded at fair market value. (i) The following definitions in the Purchase Agreement shall be stricken and replaced in their entirety as follows: “Carve-Out Entities” means, collectively, BSI, BPSI, PV and, solely for purposes of Section 8.1(b)(vi), R3. “Carve-Out Transactions” means, collectively, the BSI Transfer, the BPSI Transfer, the PV Transfer and the R3 Transfer. (j) Seller has caused the employment of each employee listed on Schedule 2B attached hereto (the “Transferring BSI Associated Persons”) to be transferred from BSI to the Company. Such employees shall continue to be “Carve- Out Employees” for all purposes of the Purchase Agreement and any retention letters entered into by the Company (or any of its Affiliates) with such Transferring BSI Associated Persons shall be included as “Retention Letters” under item 54 of Section 3.13(b) of the Seller’s Disclosure Schedule; provided, however, that the Transferring BSI Associated Persons shall be treated as Current Employees under the Purchase Agreement solely for purposes of their continued participation in the Company Benefit Plans that constitute New Plans. (k) Prior to the Closing, Seller has caused the Benefit Plans listed on Schedule 3 attached hereto and all liabilities and obligations thereunder to be transferred from the Company to Seller or an Affiliate of Seller (other than the Company and its Subsidiaries), and such Benefit Plans shall be treated as Seller Benefit Plans for purposes of the Purchase Agreement (including the indemnification under Section 8.1(b)(v)(x) of the Purchase Agreement), and Purchaser, including the

6 Company, shall have no obligation or liability with respect thereto. The parties acknowledge that the obligations of Seller under Section 5.10(e) of the Agreement with respect to such Benefit Plans will be satisfied upon such transfer and Seller causing the vesting, as of the Closing, with respect to any service requirement that may have applied to participants in such Benefit Plans, and for the avoidance of doubt, Seller shall not be obligated to accelerate the payment of compensation or benefits to any participants under such Benefit Plans to the extent prohibited by applicable Law. Prior to the Closing Date, the Company shall pay to Seller (or its applicable Affiliate) an amount in cash equal to $15,785,149, consisting of 1,474,009 shares of Seller common stock with an aggregate value of $7,880,404 and cash equal to $7,904,745 in respect of the Defined Group Compensation (as defined in Schedule 3 attached hereto), and such amount shall not be treated as a Company Transaction Expense (without regard to whether any such amount relates to an individual identified in Item 3 or 4 of Section 1.1(a) of the Seller’s Disclosure Schedule) for purposes of the Purchase Agreement. Seller has provided a written notice prior to the Closing Date in a form mutually agreed between Seller and Purchaser to all individuals, including any Current Employees, entitled to compensation under the Benefit Plans listed on Schedule 3 stating that the obligations thereunder are assumed and will be satisfied by Seller, and the Company and Purchaser shall have no obligations with respect thereto. Seller shall provide Purchaser with copies of all distributed notices no later than the Closing Date. Following the Closing Date, upon the request from and direction of Seller, Purchaser shall cooperate in good faith with Seller to facilitate the transfer to Seller or an Affiliate of Seller (at Seller’s expense) of the assets in the account identified on Schedule 3 attached hereto that fund the [***] Arrangements (it being understood that such assets may be less than the liabilities under the [***] Arrangements and that prior to such transfer Purchaser shall have no responsibility for the management of such assets), with such transfer intended to occur as soon as administratively practicable following the Closing Date; (l) The parties hereby agree that the FINRA approval set forth in Annex A of the Purchase Agreement (Requisite Regulatory Approvals) in connection with BSI’s transfer of its U.S. retail brokerage accounts shall not be deemed to be a condition to Closing pursuant to Section 6.1(b); (m) For the period beginning on the Closing Date and ending on July 9, 2021 (the “Expatriate Transition Period”), Purchaser shall continue to pay the base salaries, wages and other cash compensation or benefits that become due in the ordinary course of business in accordance with past practice to the expatriate employees listed on Schedule 4 hereto (the “Expatriate Employees”) for their service during the Expatriate Transition Period; provided that, prior to the date hereof, Seller has provided Purchaser with all necessary information required to for Purchaser to satisfy the foregoing obligation. During the Expatriate Transition Period, Seller shall continue to provide medical benefits to such Expatriate Employees on the same basis as was provided to such individuals immediately prior to the Closing, and Seller shall continue to be responsible (and shall indemnify and hold the Purchaser Indemnified Parties harmless from and against) all costs, payments and other liabilities or Losses with respect to such benefits or the provision of such benefits. For clarity, the

7 Expatriate Employees shall not be Current Employees for any purpose under the Agreement, including during the Expatriate Transition Period, and Seller shall retain and continue to be responsible for (and shall indemnify and hold the Purchaser Indemnified Parties harmless from and against) all costs, payments and other liabilities or Losses with respect to all expatriate employees under all Seller Benefit Plans and other Seller policies or programs, including those incurred during, or arising with respect to, the Expatriate Transition Period. Following the end of the Expatriate Transition Period, Purchaser shall submit a reasonably detailed invoice to Seller for all costs incurred with respect to the Expatriate Employees during the Expatriate Transition Period, including base salaries, wages and other cash compensation (including any allowances and reimbursements, including but not limited to, airfare reimbursements) or benefits and the employer portion of any Taxes related thereto. The payment and dispute provisions set forth in Section 3.3 of the Transitional Services Agreement shall apply to this Section 2(m) of the Amendment, mutatis mutandis, as if set forth herein, with such modifications as are necessary to give effect to such provisions for purposes of application to this Amendment. Notwithstanding the foregoing, with respect to [***], (i) the Expatriate Transition Period will end on June 22, 2021 and he will be treated as a Current Employee from and after such date, (ii) Purchaser shall not submit an invoice to Seller for the base salary or wages incurred with respect to his employment during such period, (iii) to the extent requested by Purchaser, Seller shall continue to provide medical benefits to him on the same basis as was provided to such individual immediately prior to the Closing through October 31, 2021, (iv) Seller shall retain all liabilities and obligations with respect to his Expatriate Mobility Agreement and his employment agreement with Seller, and (v) the obligations under his Retention Letter will remain a Company Transaction Expense to the extent set forth in Section 2(o). (n) As an administrative matter to facilitate payment of the amounts due to the Expatriate Employees under the applicable Retention Letters during the Expatriate Transition Period, the parties agree that the Company shall pay to each Expatriate Employee the portion of the Retention Letter payment amount as set forth in Schedule 4 that will become due prior to the expiration of the Expatriate Transition Period (subject to such amounts being reflected as a Company Transaction Expense on the Closing Statement consistent with Secton 2.2(c)(i)). Seller shall pay to each Expatriate Employee the portion of the Retention Letter payment amount as set forth in Schedule 4 after the Closing in accordance with applicable bank regulatory Laws and regulations (which amounts shall not be reflected as a Company Transaction Expense on the Closing Statement). Purchaser further agrees that if any amounts under the Retention Letters that were reflected as a Company Transaction Expense on the Closing Statement are forfeited by a recipient and a final determination is made that such retention award will not be paid pursuant to the terms of the applicable Retention Letter, Purchaser shall reimburse Seller for such forfeited and unpaid amounts no later than the first anniversary of the Closing Date, with such reimbursement to be made in accordance with the payment provisions set forth in Section 3.3 of the Transitional Services Agreement, mutatis mutandis, as if set forth herein, with such modifications as are necessary to give effect to such provisions for purposes of application to this Amendment.

8 (o) The parties hereby agree that the Company shall pay a dividend in an amount equal to $3,191,927.22 to the Seller in respect of the Company’s Preferred Stock on the Closing Date. (p) The parties hereby agree to apply the procedures set forth below following the Closing Date with respect to the reimbursements, benefits or other compensation that becomes due to any Carve-Out Employee or Other U.S. Employee (and, in each case, their eligible dependents) under the Benefit Plans listed on Schedule 5 hereto (the “Trailing Claim Plans”): (i) Purchaser shall continue to pay the reimbursements, benefits or other compensation that becomes due to any Carve-Out Employees or Other U.S. Employee (and their eligible dependents) on or following the Closing Date under the Trailing Claim Plans in accordance with the terms and conditions of such plans, including pursuant to continuation coverage pursuant to COBRA (the “Trailing Claims”); (ii) Seller shall continue to be responsible for (and shall indemnify and hold the Purchaser Indemnified Parties harmless from and against) all costs, payments and other liabilities or Loss with respect to the Trailing Claims; (iii) Purchaser shall submit an invoice containing, as applicable, the year of treatment, the general category of service and the amount of each service to Seller for all costs and Losses incurred with respect to Trailing Claims (without regard to when the claim or event arose), it being understood that in no event shall Purchaser be required to provide “protected health information” within the meaning of the Health Insurance Portability and Accountability Act of 1996 or any other information prohibited under applicable Law; provided, however, that to the extent Purchaser receives a reimbursement, recovery or other proceeds with respect to such Trailing Claims from the Stop Loss Insurance Policy sponsored by the Company, provided by BCA Insurance Company and administered by Blue Cross Blue Shield of Alabama, Purchaser shall offset such reimbursement, recovery or proceeds against the costs and Losses incurred and invoiced to Seller with respect to Trailing Claims (or if such amounts is received by Purchaser after the final such invoice, Purchaser shall pay such amount to Seller within thirty (30) days of receipt from the insurer). Seller may satisfy invoices delivered by Purchaser out of the demand deposit accounts identified on Schedule 6 that are held in the name of Seller or a Carve-Out Entity, as applicable, to the extent there are sufficient funds held in such accounts, and the parties will reasonably cooperate to administer such reimbursement process in accordance with past practice. (iv) The payment and dispute provisions set forth in Section 3.3 of the Transitional Services Agreement shall apply to this

9 Section 2(p) of the Amendment, mutatis mutandis, as if set forth herein, with such modifications as are necessary to give effect to such provisions for purposes of application to this Amendment. (v) The parties agree and acknowledge that the provisions of this Section 2(p) of the Amendment shall not modify the allocation of liabilities under the Purchase Agreement, waive any noncompliance by Seller of Section 5.10(f) or waive or limit any rights Purchaser has under Section 8.1(b). 3. No Other Amendments to Purchase Agreement. (a) On and after the date hereof, each reference in the Purchase Agreement to “this Agreement”, “herein”, “hereof”, “hereunder” or words of similar import shall mean and be a reference to the Purchase Agreement as amended hereby. (b) Except as otherwise expressly provided herein, all of the terms and conditions of the Purchase Agreement remain unchanged and continue in full force and effect. 4. Miscellaneous. The provisions of Sections 8.2 – 8.14 (inclusive) of the Purchase Agreement are incorporated into, and shall apply to, this Amendment, mutatis mutandis. [Remainder of page intentionally left blank; signature page follows]

[Signature Page to Amendment No. 1 to the Purchase Agreement] IN WITNESS WHEREOF, this Amendment No. 1 has been executed on behalf of each of the parties hereto as of the date first above written. BANCO BILBAO VIZCAYA ARGENTARIA S.A. By: _/s/Gonzalo Romera_____ Name: Gonzalo Romera Title: Managing Director, Strategy and M&A THE PNC FINANCIAL SERVICES GROUP, INC. By: _/s/ David J. Williams____ Name: David J. Williams Title: Senior Vice President